Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Pixelworks, Inc. and to the incorporation by reference therein of our report dated April 12, 2017, with respect to the consolidated financial statements of ViXS Systems Inc., for the year ended January 31, 2017 and 2016.

Toronto, ON Canada
October 30, 2017